EXHIBIT 99.1

1 Helen of Troy Plaza

El Paso, TX 79912

915-225-8000

Immediate release

HELEN OF TROY LIMITED REPORTS RECORD

NET SALES REVENUE AND RECORD OPERATING INCOME

FOR THE FIRST QUARTER OF FISCAL 2013

EL PASO, Texas, Jul. 10 — Helen of Troy Limited (NASDAQ, NM:  HELE), designer, developer and worldwide marketer of brand-name household, personal care and healthcare/home environment consumer products, today reported record first quarter net sales revenue and record operating income for the quarter ended May 31, 2012.

Fiscal first quarter net sales revenue increased 10.6 percent to $300,211,000 from $271,467,000 in the same period of the prior year.

Housewares.  First quarter net sales revenue in the Housewares segment increased 13.8 percent to $60,249,000 compared to $52,946,000 for the same period last year, demonstrating the continued strength of our OXO brands.

Personal Care.  First quarter net sales revenue in the Personal Care segment decreased 4.2 percent to $117,552,000 compared to $122,718,000 for the same period last year, resulting from a difficult retail environment in the U.S., Latin America and Europe, increased competitive trade promotional activities, product availability issues with certain suppliers, and the impact of foreign currency fluctuations.

Healthcare/Home Environment.  First quarter net sales revenue in the Healthcare/Home Environment segment increased 27.8 percent to $122,410,000 compared to $95,803,000 for the same period last year, reflecting the addition of $24,291,000 of incremental sales from our recent acquisition of the PUR water filtration business on December 30, 2011.

Net income for the fiscal first quarter was $23,472,000, or $0.74 per fully diluted share, compared to $24,605,000, or $0.78 per fully diluted share, in the prior year first quarter, a decrease in net income of $1,133,000 or 4.6 percent.

Consolidated gross profit margin as a percentage of net sales revenue for the fiscal quarter ended May 31, 2012 decreased 0.1 percentage point to 40.4 percent compared to 40.5 percent for the same period last year.  Our consolidated gross profit margin was unfavorably impacted by the effects of foreign currency exchange rates on sales, increased air freight costs incurred in the Personal Care segment, higher closeout sales in the Housewares segment and general product cost increases across all segments.  These unfavorable impacts were mostly offset by the PUR water filtration acquisition.

Selling, general and administrative expense as a percentage of net sales revenue increased by 0.8 percentage points to 30.0 percent for the three months ended May 31, 2012 compared to 29.2 percent for the same period last year.  The factors that contributed to the increase in SG&A include additional advertising spending, transition service fees incurred in connection with the PUR acquisition, higher depreciation as a result of an upgrade of our enterprise resource planning system, higher amortization as a result of the PUR acquisition, the impact of revaluation losses from foreign currency exchange rate fluctuations, and higher incentive compensation expenses under new performance compensation arrangements.

Operating income for the fiscal first quarter was $31,148,000 compared to $30,654,000 in the same period last year, an increase of 1.6%.  EBITDA without share-based compensation for the fiscal first quarter was $41,846,000 compared to $38,253,000 in the same period last year, an increase of $3,593,000 or 9.4%.  The increases in operating income and EBITDA without share-based compensation reflect the impact of the PUR acquisition and organic growth in the Housewares segment and the Healthcare/Home Environment core business.

Net income and earnings per fully diluted share were unfavorably impacted by a year-over-year increase in tax expense of $1,624,000, to $4,387,000 for the fiscal quarter ended May 31, 2012, which equates to 15.7 percent of pretax earnings compared to 10.1 percent for the same period last year.  The increase in tax expense is due to an increase in the proportion of taxable income in higher tax rate jurisdictions, resulting primarily from the Kaz and PUR acquisitions.

Gerald J. Rubin, Chairman, Chief Executive Officer and President, commenting on the Company’s first quarter results, stated “During the first quarter, we achieved record net sales revenue and record operating income. Similar to other global consumer products companies, we faced many challenges in light of continuing consumer uncertainty and global economic problems.  We are pleased that we were able to achieve growth in net sales revenue, operating income and EBITDA without share-based compensation, in a challenging retail sales environment.

“As a Company, we continue to have a very strong balance sheet and generate a significant amount of cash, which can be used to further innovate our businesses and make future acquisitions.  We are firmly committed to executing our strategic vision for Helen of Troy, even as the worldwide economic environment remains challenging.  Our first quarter performance reflects record net sales revenue and operating income and we expect to achieve record net sales revenue and earnings per fully diluted share for fiscal year 2013.

“However, based on our results for the first quarter and our outlook for a continuingly challenging retail sales environment, we are adjusting our expectations for the full fiscal year.  While we still expect net sales revenue for fiscal year 2013 to be in the range of $1.3 billion to $1.325 billion, we now expect earnings per fully diluted share to be in the range of $3.70 to $3.80 for fiscal year 2013, compared to our previous guidance of $3.80 to $3.90,” Rubin concluded.

The Company will conduct a teleconference in conjunction with today’s earnings release.  The teleconference begins at 11 a.m. ET today, Tuesday, July 10, 2012.  Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.hotus.com.  The event will be archived and available for replay through August 31, 2012.

About Helen of Troy Limited: Helen of Troy Limited is a leading global consumer products company offering creative solutions for its customers through a strong portfolio of well-recognized and widely-trusted brands, including: Housewares: OXO®, OXO Good Grips®, OXO Soft Works®, OXO tot® and OXO Steel®; Personal Care: Revlon®, Vidal Sassoon®, Dr. Scholl’s®, Pro Beauty Tools®, Sure®, Pert Plus®, Infusium23®, Brut®, Ammens®, Hot Tools® and Gold ‘N Hot®; and Healthcare/Home Environment: Vicks®, Braun®, Honeywell®, PUR®, Febreze®, Stinger® and SoftHeat®. The Revlon® trademark is used under license from Revlon.  The Vidal Sassoon®, Vicks®, Braun® and Febreze® trademarks are used under license from The Procter & Gamble Company.  The Dr. Scholl’s® trademark is used under license from Schering-Plough/Merck.  The Honeywell® trademark is used under license from Honeywell.

For more information, please visit www.hotus.com.

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States of America (“GAAP”). To supplement its presentation, the Company discloses certain financial measures that may be considered non-GAAP financial measures, such as EBITDA and EBITDA without share-based compensation, which are presented in an accompanying table to this press release along with a reconciliation of these financial measures to their corresponding GAAP based measures presented in the Company’s consolidated condensed statements of income.

This press release may contain forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many of these factors will be important in determining the Company’s actual future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those expressed or implied in any forward-looking statements. The forward-looking statements are qualified in their entirety by a number of risks that could cause actual results to differ materially from historical or anticipated results. Generally, the words “anticipates”, “estimates”, “believes”, “expects”, “plans”, “may”, “will”, “should”, “seeks”, “project”, “predict”, “potential”, “continue”, “intends”, and other similar words identify forward-looking statements. The Company cautions readers not to place undue reliance on forward-looking statements. The Company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 29, 2012 and in our other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, the departure and recruitment of key personnel, the Company’s ability to deliver products to our customers in a timely manner, the Company’s geographic concentration of certain U.S. distribution facilities, which increases our exposure to significant shipping disruptions and added shipping and storage costs, the Company’s projections of product demand, sales, net income and earnings per share are highly subjective and our future net sales revenue, net income and earnings per share could vary in a material amount from such projections, expectations regarding acquisitions and the integration of acquired businesses, the Company’s relationship with key customers and licensors, the costs of complying with the business demands and requirements of large sophisticated customers, the Company’s dependence on foreign sources of supply and foreign manufacturing, the impact of changing costs of raw materials and energy on cost of goods sold and certain operating expenses, circumstances that may contribute to future impairment of goodwill, intangible or other long-lived assets, the risks associated with the use of trademarks licensed from and to third parties, our dependence on the strength of retail economies and vulnerabilities to an economic downturn, the Company’s ability to develop and introduce innovative new products to meet changing consumer preferences, disruptions in U.S., Euro Zone and other international credit markets, exchange rate risks, trade barriers, exchange controls, expropriations, and other risks associated with foreign operations, the Company’s leverage and the constraints it may impose, the costs, complexity and challenges of upgrading and managing our global information systems, the risks associated with information security breaches, the risks associated with tax audits and related disputes with taxing authorities, potential changes in laws, including tax laws, and the Company’s ability to continue to avoid classification as a controlled foreign corporation.

HELEN OF TROY LIMITED AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(unaudited)

(in thousands, except per share data)

	Three Months Ended May 31,
	2012		2011
Sales revenue, net	$300,211	100.0%	$271,467	100.0%
Cost of goods sold	179,063	59.6%	161,554	59.5%
Gross profit	121,148	40.4%	109,913	40.5%

Selling, general and administrative expense	90,000	30.0%	79,259	29.2%
Operating income	31,148	10.4%	30,654	11.3%

Other income (expense):
Nonoperating income (expense), net	23	0.0%	143	0.1%
Interest expense	(3,312)	-1.1%	(3,429)	-1.3%
Total other expense	(3,289)	-1.1%	(3,286)	-1.2%
Income before income taxes	27,859	9.3%	27,368	10.1%

Income tax expense	4,387	1.5%	2,763	1.0%
Net income	$23,472	7.8%	$24,605	9.1%

Diluted earnings per share	$0.74		$0.78

Weighted average shares of common stock used in computing diluted earnings per share	31,840		31,660

HELEN OF TROY LIMITED AND SUBSIDIARIES

Selected Consolidated Balance Sheet Information

(unaudited)

(in thousands)

	5/31/2012	5/31/2011

Cash and cash equivalents	$20,880	$16,037

Receivables	188,264	197,761

Inventory	259,989	228,234

Total assets, current	491,950	466,901

Total assets	1,433,278	1,239,295

Total liabilities, current	348,747	316,689

Total long-term liabilities	257,061	211,509

Stockholders’ equity	827,470	711,097

SELECTED OTHER DATA (in thousands) (unaudited)

Reconciliation of Non-GAAP Financial Measure - EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and EBITDA without share-based compensation

	Three Months Ended May 31,
	2012	2011

Net income	$23,472	$24,605

Interest expense, net	3,285	3,325

Income tax expense	4,387	2,763

Depreciation and amortization	9,100	7,094

EBITDA (Earnings before interest, taxes, depreciation and amortization)	$40,244	$37,787

EBITDA without share-based compensation:

EBITDA, as calculated above	$40,244	$37,787

Add: Share-based compensation	1,602	466

EBITDA without share-based compensation	$41,846	$38,253

The above table of SELECTED OTHER DATA and the accompanying press release include non-GAAP measures. Non-GAAP EBITDA and EBITDA without share-based compensation that are discussed in the accompanying press release or in the preceding table may be considered non-GAAP financial information as contemplated by SEC Regulation G, Rule 100. Accordingly, we are providing the preceding table that reconciles these measures to their corresponding GAAP based measures presented in our Consolidated Condensed Statements of Income in the accompanying press release. The Company believes that these non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations.  The Company believes that these non-GAAP measures, in combination with the Company’s financial results calculated in accordance with GAAP, provides investors with additional perspective. The Company further believes that the items excluded from certain non-GAAP measures do not accurately reflect the underlying performance of its continuing operations for the period in which they are incurred, even though some of these excluded items may be incurred and reflected in the Company’s GAAP financial results in the foreseeable future.  The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of the Company’s activities.  These non-GAAP measures are not prepared in accordance with GAAP, are not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies.  Accordingly, undue reliance should not be placed on non-GAAP information.

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2012